UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2009.

UFOOD RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-134549	20-4463582
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

255 Washington Street, Suite 100 Newton, Massachusetts	02458
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 787-6000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.06.  Material Impairments.

On January 8, 2008, the non-cash impairment charges described below were reviewed by UFood Restaurant Group, Inc.’s (“UFood” or the “Company”) audit committee.

In accordance with its stated accounting policy, the Company performed its annual impairment test of the carrying value of goodwill on the first day of the fourth quarter of the Company’s fiscal year ended December 28, 2008 and concluded that no impairment existed.  Following the annual impairment test, economic conditions in the United States have worsened.  The U.S. Government and Federal Reserve have provided an unprecedented level of financial support to U.S. financial institutions, unemployment has risen, home foreclosures have increased, mortgage delinquency rates have increased, credit markets have tightened, volatility in the equity markets has continued and the National Bureau of Economic Research announced that the United States economy has been in recession for almost a year.  These factors have all contributed to economic uncertainty and reflect a decrease in consumer spending including a decline in sales at Company-owned stores.  According to the Conference Board, Inc., the decline in real consumer spending experienced in the third and fourth quarters of 2008 is expected to continue through the first half of 2009. As a result of these factors and the uncertainty surrounding the level of economic activity in 2009 and beyond, the Company retested the carrying value of the stores’ goodwill in December 2008 and determined that the carrying amount of the goodwill attributable to the Company’s store operations exceeded its implied fair value. Accordingly, the Company recognized a non-cash impairment charge of $766,295.  The carrying amount of the remaining goodwill may be further impaired in the future if our actual operating results and cash flows fall short of our expectations.

In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, when impairment indicators exist, the Company evaluates its long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances have occurred that indicate the carrying amount of an asset may not be recovered. When events or changes in circumstances have occurred that indicate a long-lived asset may be impaired, the Company uses estimates of future cash flows on a restaurant-by- restaurant basis to test the recoverability of its long-lived assets. Future cash flows are estimated based upon the restaurant’s historical operating performance and management’s projections of future revenues and expenses and may take into account the restaurant’s estimated terminal value.  During the fourth quarter of 2008, the Company determined that the carrying value of the long-lived assets of its store operations segment may not be recovered and recorded a non-cash impairment charge of $1,235,432. The impairment charge is primarily due to a decrease in forecasted sales resulting from the economic downturn which is expected to continue through 2009, an increase in the carrying value of the underlying assets of two stores as a result of the conversion from KnowFat! locations to UFood Grill outlets and new restaurants that opened in the fall of 2008 in the vicinity of one of our Company-owned stores and which are expected to have an adverse impact on that store’s future sales growth. Long-lived assets may be impaired in the future if our actual operating results and cash flows fall short of our expectations.

The impairment charges described above will be reflected in the Company’s operating results for the fourth quarter of its fiscal year ended December 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UFOOD RESTAURANT GROUP, INC.

Date: January 8, 2009	By:	/s/ Glenn E. Davis
Glenn E. Davis
Chief Financial Officer